EXHIBIT 99.1

PACIFIC MAGTRON INTERNATIONAL CORP. SELLS THE ASSETS OF ITS LIVEMARKET
SUBSIDIARY

MILPITAS, Calif. - (BUSINESS WIRE) - July 9, 2003 - Pacific Magtron International Corp. announced today that it has sold the assets of its Lea Publishing,Inc./LiveMarket subsidiary to LiveCSP, Inc., a newly formed corporation owned by the former employees of LiveMarket.

As part of its previously announced plan to refocus on its core business, Pacific Magtron has sold the intangible assets and associated hardware of its subsidiary, Lea Publishing, Inc./dba LiveMarket to the LiveSCP, Inc. for $5,000 in cash and for 24 months of continuing software service and support from LiveSCP for the Company's LiveWarehouse.com subsidiary.

Ted Li, President and CEO of Pacific Magtron International Corp., said, "While it is difficult to part with products we strongly believed in, it is in the best interest of the Company to continue to re-focus on its core competencies. We believe that the team at LiveSCP is the best one to continue the development and support of the LiveMarket products because this group was involved in the original development of LiveMarket's flagship products (LiveSell and LiveExchange)"

"We are excited about the acquisition of LiveMarket and feel its customers will benefit from our knowledge and dedication to the LiveSell and LiveExchange product offerings," stated Marc Huynen, President of LiveCSP. "We expect that our purchase of LiveMarket will enable LiveMarket to grow and prosper."

Pacific Magtron International Corp. is an enterprise dedicated to providing total hardware solutions in the computer peripheral marketplace. For more information visit our website at www.pacificmagtron.com.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements regarding the success of future operations, capabilities and execution of the Company's business plan involve risks, uncertainties and other factors that could cause actual results to be materially different than the statements. Such factors include, but are not limited to, technological changes, marketability of inventory, customer loyalty, competition, gaining market acceptance, dependence on continued manufacturer, hiring and retention of key personnel, its ability to complete projects in a timely and cost effective manner, risks associated with its expansion into new businesses, particularly as it relates to the Company's subsidiaries and divisions eventually becoming profitable, and its ability to sell unprofitable subsidiaries and return to a profitable level of operations as an enterprise. A more complete listing of cautionary statements and risk factors is contained in the Company's report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission. The forward-looking statements should be considered in light of these risks and uncertainties. The Company disavows any obligation to update or correct any of its forward-looking statements.

Contact Information:
Maven Strategic Partners
Ed Bailey, 801/502-6000 (Investor Relations)
E-mail: ir@pacmag.com